Exhibit 3.4

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SABA SOFTWARE, INC.”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF NOVEMBER, A.D. 2004, AT 10:22 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

[SEAL]
Harriet Smith Windsor, Secretary of State

2732798 8100		AUTHENTICATION: 3492541

040839551		DATE: 11-22-04

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF SABA SOFTWARE, INC.

Saba Software, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is Saba Software, Inc. The date on which the Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State is April 16, 1997.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend and restate Article IV of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

“This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is Fifty Five Million (55,000,000) shares, Fifty Million (50,000,000) shares of which shall be Common Stock (the “Common Stock”) and Five Million (5,000,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share.

The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. Subject to applicable protective voting rights which have been or may be granted to the Preferred Stock, the Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, alter or reduce the number of shares comprising any such series (but not below the number of such shares outstanding for any such series) and the designation thereof, or any of them, and to provide for rights and terms of redemption or conversion of the shares of any such series.”

THIRD: That the stockholders of the Corporation have approved at the Annual Meeting of Stockholders held on November 4, 2004 said amendment in accordance with the provisions of Section 222 and 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment of Amended and Restated Certificate of Incorporation was duly approved and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Corporation’s By-Laws at a meeting of the Board of Directors of the Corporation.

IN WITNESS WHEREOF, Saba Software, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of November 18, 2004.

Saba Software, Inc.

/s/ BOBBY YAZDANI
Bobby Yazdani
Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:22 PM 11/19/2004
FILED 10:22 PM 11/19/2004
SRV 040839551 - 2732798 FILE

pa-936488